                                                                  Exhibit (e)(2)

                               LETTER AGREEMENT

May 11, 2001

Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA  98402

Dear Sirs:

Pursuant to Paragraph 1 of the Distribution Agreement between Russell Insurance Funds ("RIF") and Russell Fund Distributors, Inc., dated January 1, 1999, RIF advises you that it is creating a new class of shares ("Class E") of RIF's Multi-Style Equity Fund, Aggressive Equity Fund, Non-U.S. Fund, Real Estate Securities Fund and Core Bond Fund (the "Funds") and that RIF desires Russell Fund Distributors, Inc. to serve as distributor with respect to the Class E Shares of each of the Funds pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged RIF in return for the distributor's services are the same as in the Distribution Agreement. RIF's existing class of shares will be designated Class S Shares.

Please indicate your acceptance to act as distributor with respect to Class E of the Funds by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INSURANCE FUNDS



By:
   --------------------------------------
   Lynn L. Anderson
   President


Accepted this       day of                   , 2001
              -----        ------------------

FRANK RUSSELL INVESTMENT
  MANAGEMENT COMPANY


By:
   --------------------------------------
   Leonard P. Brennan
   President